Exhibit (h)(36)
ASTON ASSET MANAGEMENT LLC
FORM OF AMENDMENT
TO
SUB-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT
     This Amendment (the “Amendment”) is made as of the ___ day of                     , 200___, by and between PNC GLOBAL INVESTMENT SERVICING (U.S.) INC. (f/k/a PFPC Inc.) (“PNC”) and ASTON ASSET MANAGEMENT LLC, assignee to ABN AMRO Investment Fund Services, Inc. (the “Administrator”).
BACKGROUND:
A.	PNC and the Administrator entered into a Sub-Administration and Accounting Services Agreement dated as of April 1, 2000, as amended (the “Agreement”) with respect to Aston Funds (the “Fund”), pursuant to which among other things PNC provides certain sub-administration services with respect to the Fund and its investment portfolios listed on Exhibit A to the Agreement (each a “Portfolio”).
B.	The parties desire to amend the description of the sub-administration services set forth in Section 16 of the Agreement, as it relates to the following Portfolios only: Fortis Institutional Prime Money Market Fund, Fortis Government Money Market Fund, Fortis Money Market Fund, Fortis Treasury Money Market Fund, Fortis Tax-Exempt Money Market Fund and Aston/Fortis Investor Money Market Fund.
C.	This Background section is incorporated by reference into and made a part of this Amendment.
TERMS:
The parties hereto agree as follows:
1.	With respect to the above referenced Portfolios only, the following is added to the end of Section 16 (captioned “Description of Sub-Administration Services on a Continuous Basis”):
“(xii)	Prepare annual tax provision workpapers and corresponding tax footnotes to financial statements with respect to the fiscal year ended 10/31/2008 (subject to review and approval by Fund management).”
2.	As specifically amended in this Amendment, the Agreement shall continue in full force and effect.

3.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
4.	This Amendment shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

     IN WITNESS WHEREOF, the parties hereto have set their hands by their duly authorized representatives as of the year and date first above indicated.

ASTON ASSET MANAGEMENT LLC

By:

Name:

Title:

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By:

Name:

Title: